Exhibit 23.1

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement of InVision Technologies, Inc. on Form S-8 of our report dated February 11, 2002 (February 28, 2002 as to Note 16) included and incorporated by reference in the Annual Report on Form 10-K/A of InVision Technologies, Inc. for the year ended December 31, 2001.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP

San Jose, California
June 24, 2002